EXHIBIT 5.01

August 11, 2005

MIPS Technologies, Inc.
1225 Charleston Road
Mountain View, CA 94043-1353

Gentlemen/Ladies:

        At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by MIPS Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about August 11, 2005 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,014,196 shares of the Company’s Common Stock (the “Stock”), (a) 1,699,817 shares of which are subject to issuance by the Company upon the exercise of stock options granted or to be granted under the Company’s 1998 Long-Term Incentive Plan, as amended (the “1998 Plan”), (b) 224,379 shares of which are subject to issuance upon the exercise of stock options granted or to be granted under the Company’s Employee Stock Purchase Plan, as amended (the “Purchase Plan”), and (c) 90,000 shares which are subject to issuance upon the exercise of stock options granted or to be granted under the Company’s Directors’ Stock Option Plan, as amended (the “Directors’ Plan”). The plans referred to in clauses (a) through (c) above are collectively referred to in this letter as the “Plans”. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on November 13, 2003.

(2)	the Company’s Bylaws, certified by the Company’s Secretary on August 11, 2005.

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	the Prospectus prepared in connection with the Registration Statement.

(5)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company's minute books as they relate to the S-8.

(6)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

        In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

August 11, 2005

        As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

        We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and, of the State of California, and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

        Based upon the foregoing, it is our opinion that the 2,014,196 shares of Stock that may be issued and sold by the Company upon the exercise of (a) stock options granted or to be granted under the 1998 plan or Directors Plan or (b) purchase rights granted or to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By: /s/ DANIEL J. WINNIKE
Daniel J. Winnike, a Partner